EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Assignment Ready, Inc., a Delaware corporation, is a wholly-owned subsidiary of EnviroStaff, Inc., a Minnesota corporation, which in turn is a wholly-owned subsidiary of the Registrant.

On Assignment Staffing Services, Inc., a Delaware corporation, is a wholly-owned subsidiary of the Registrant. On Assignment Staffing Services, Inc. does business under the names “On Assignment,” “On Assignment Lab Support,” “On Assignment Clinical Research,” “On Assignment Engineering,” “On Assignment Healthcare Staffing,” “On Assignment Health Information Management” and “On Assignment Nurse Travel.”

Other subsidiaries of the Registrant are omitted from this exhibit pursuant to Regulation S-K 601(b)(21)(ii).